Exhibit 4.1

Share Certificate

of

Webull Corporation

(the “Company”)

Incorporated in Cayman Islands

Authorized Capital: US$50,000 divided into 5,000,000,000 shares with par value of US$0.00001 each, of which:

(i) 4,000,000,000 Class A Ordinary Shares with par value of US$0.00001 each, and

(ii) 1,000,000,000 Class B Ordinary Shares with par value of US$0.00001 each.

This is to certify that the undermentioned person is the registered holder of the shares specified hereunder in the Company, subject to the Articles of Association of the Company.

Name & Address of the Shareholder:
Certificate No.:	Class of Shares:	Class A Ordinary	No. of Shares:	Consideration Paid:

Date of Issue:			Given under the common seal of the Company on the date stated herein.

Director / Officer

NO TRANSFER OF ANY OF THE ABOVE SHARES CAN BE REGISTERED UNLESS ACCOMPANIED BY THIS CERTIFICATE